Exhibit 4.103
ISSUER INFORMATION FEED SERVICE AGREEMENT
AN AGREEMENT dated the day of

BETWEEN:-
(1)	HKEx INFORMATION SERVICES LIMITED whose registered office is situated at 12th Floor, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong (“HKEx-IS”); and

(2)	The person whose name and address is set out in Schedule 1 Part A hereto (“The Licensee”).

WHEREAS:-
(A)	HKEx-IS is a direct wholly owned subsidiary of The Stock Exchange of Hong Kong Limited and an indirect wholly owned subsidiary of Hong Kong Exchanges and Clearing Limited.

(B)	It has been agreed that HKEx-IS will grant to the Licensee a non-exclusive licence to use certain information and/or documents, for the period and upon the terms and conditions hereinafter appearing.
IT IS HEREBY AGREED as follows:-

1	Interpretation

In this Agreement, unless otherwise expressed or required by the context, the following expressions shall have the following meanings:-

Expressions	Meanings

“Agreement”	this agreement and its Schedule(s) together with any subsequent modifications thereto agreed by the parties.

“Commencement Date”	the commencement date specified in Schedule 1 Part A hereto, being the date from which the Licensee receives News directly or indirectly from HKEx-IS for the Permitted Purpose.

“Exchange”	The Stock Exchange of Hong Kong Limited whose registered office is at 12th Floor, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong.

“HKEx Group”	Hong Kong Exchanges and Clearing Limited (“HKEx”) and its subsidiaries.

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China.

“Initial Transmission Method”	the method of transmission of the News as notified in writing to the Licensee by HKEx-IS prior to the Commencement Date.

“Licence Fees”	the fees to be paid by the Licensee to HKEx-IS pursuant to clause 6 of this Agreement.

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Expressions	Meanings

“News”	information and/or documents compiled by the Exchange and/or provided by HKEx-IS pursuant to this Agreement concerning the Exchange and companies listed on the Stock Exchange including without limitation information and/or documents within any categories described by HKEx-IS from time to time pursuant to clause 2.3.

“Off Market”	a trading floor or dealing service where trading in (a) Securities listed on the Stock Exchange or of a type capable of being so listed or (b) any other Securities relating to Securities described at (a) above is being undertaken otherwise than at or through the Stock Exchange.

“Permitted Purpose”	the purpose for which Licensee may use the News, as described in this Agreement, and as more particularly set out at Schedule 1 Part A.

“Quarter”	the quarters of each year ending on 3lst March, 30th June, 30th September and 3lst December.

“Securities”	the same meaning as defined in section 1 of Part 1 of Schedule 1 to the Securities and Futures Ordinance (Cap. 571).

“Stock Exchange”	the stock market operated by the Exchange.

“Subscriber”	a person to whom News is provided by the Licensee pursuant to a subsisting contract with the Licensee for the supply of, inter alia, the News or a person who is granted access to the News on the Licensee’s website.

“Transmission Specifications”	the specifications for the transmission of the News as issued by the Exchange from time to time under this Agreement.
2.	Licence

2.1	HKEx-IS hereby grants to the Licensee a non-exclusive licence to use the News for the Permitted Purpose and according to the terms set out in this Agreement.

2.2	The Agreement shall commence on the Commencement Date as set out in Schedule 1 Part A hereto.

2.3	The categories of News initially provided to the Licensee hereunder shall be those categories notified in writing to the Licensee by HKEx-IS prior to the Commencement Date (“the Categories Notice”). HKEx-IS shall have the right at any time to alter the presentation or substance of the News (unless the alteration involves the deletion of one or more categories of News described in the Categories Notice in which case the notice period shall be a minimum of 30 days or such shorter period as HKEx-IS may determine if 30 days’ notice is not practicable and, in that event, the Licensee shall be entitled at any time by giving written notice to HKEx-IS during the 21 days following service of HKEx-IS’s notice to terminate this Agreement with effect from the date when the alteration is to be implemented or if the alteration has already been implemented at the time notice of termination is given by the Licensee, with effect from the date notice is given by the Licensee). Notwithstanding the above HKEx-IS shall have the right to alter the presentation or substance of the News (including where the alteration involves the deletion of one or more categories of News described in the Categories Notice) without prior notice to the Licensee if required to do so by reasons outside its control.

2.4	HKEx-IS acknowledges and agrees that the Licensee may under and for the purposes of this Agreement provide the News to Subscribers in the form or format in which the News is supplied to the Licensee

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hereunder or in any other form or format including for use in composite information systems provided always that (a) the News is acknowledged as being derived from the Exchange and its format or editing is in no way misleading as to the nature or content of the News and (b) the Licensee shall not remove, displace or alter any copyright, confidentiality or other proprietary notices or any disclaimer notice of the Exchange and (c) whenever the Licensee wishes to provide the News in a different form or manner, the Licensee will first give HKEx-IS no less than one month’s prior written notice of its intention, and shall provide such further details as HKEx-IS may reasonably request. For the avoidance of doubt, nothing in this clause 2.4 shall entitle the Licensee to do anything outside the scope of the Permitted Purpose without first obtaining HKEx-IS’ written consent (such consent not to be unreasonably withheld).

2.5	The Licensee will incorporate the following disclaimer notice (or a disclaimer notice to equivalent effect) and the terms specified in clause 4.3 (i) into all contracts with Subscribers or (ii) if the News is disseminated to Subscribers via the Licensee’s website and there are no separate contracts which govern the access of the Subscribers to the News other than any terms and conditions stipulated in the Licensee’s website, into such terms and conditions:

“HKEx INFORMATION SERVICES LIMITED, ITS HOLDING COMPANIES AND/OR ANY SUBSIDIARIES OF SUCH HOLDING COMPANIES ENDEAVOUR TO ENSURE THAT THE NEWS IS ACCURATELY COMPILED BUT DO NOT GUARANTEE THE ACCURACY OR RELIABILITY OF ITS CONTENTS AND ACCEPT NO LIABILITY (WHETHER IN TORT OR CONTRACT OR OTHERWISE) FOR ANY LOSS OR DAMAGE ARISING DIRECTLY OR INDIRECTLY FROM ANY INACCURACIES OR OMISSIONS OR ANY DECISION MADE OR ACTION TAKEN BY YOU OR ANY THIRD PARTY IN RELIANCE UPON THE NEWS.”

2.6	The Licensee will ensure that, so long as it is technically possible to do so, a disclaimer notice as described in clause 2.5 above shall be transmitted to Subscribers so that it is conspicuously perceptible during or immediately prior to each continuous period throughout which the relevant Subscriber has access to the News.

2.7	The Licensee shall provide HKEx-IS prior to the Commencement Date with details of the services by which it will provide Subscribers with the News as specified at Schedule 1 Part A. The Licensee will give HKEx-IS prior written notice of any such services which it subsequently introduces. The Licensee shall also provide HKEx-IS with such other information regarding any such services or as HKEx-IS may reasonably request.

3.	Transmission of News

3.1	During the currency of this Agreement HKEx-IS will procure the supply of the News to the Licensee in the form of electronic signals generated by the computer information system for the time being used by the Exchange. The Licensee shall effect (complying promptly with HKEx-IS’ requirements for such connection) the number of connections to the Exchange’s computer information system specified in the Transmission Specifications and Schedule 1 Part A (which number may from time to time be varied by the Exchange giving not less than thirty days’ written notice to the Licensee), and shall bear the costs of so connecting and of maintaining each such connection (including without limitation the Standard Fee and Port Fee set out at Schedule 1 Part B and any other connection and/or maintenance charges levied in this respect by HKEx-IS or the Exchange). The connection equipment and communication lines to be installed on the Exchange’s premises must be approved in advance by the Exchange or HKEx-IS.

3.2	The News shall initially be supplied in accordance with the Initial Transmission Method but the method of transmission may be changed at any time upon the Exchange giving the Licensee not less than thirty days written notice thereof. Notwithstanding the above, the Exchange shall have the right to alter the method of transmission without prior notice to the Licensee if required to do so by reasons outside its control.

3.3	HKEx-IS shall use its best endeavours to ensure that the News is provided to the Licensee on a continuous basis during the service hours as specified in the latest Transmission Specifications issued by the Exchange.

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3.4	The Licensee shall be responsible for complying with all relevant regulations, governmental or otherwise, and the obtaining of all relevant licences, governmental or otherwise, relating to its use of the News.

3.5	The Licensee warrants and represents that, prior to the signing of this Agreement, the Licensee had completed all testing on the connections between the parties’ systems as required by HKEx-IS and shall ensure that, for the currency of the Licence, the connections and the system of the Licensee connected to the Exchange’s computer information system will conform with the Transmission Specifications and the system of the Licensee will be adequately configured to support the required loading as specified by HKEx-IS from time to time. The Licensee shall further ensure that the connections and the system of the Licensee connected to the Exchange’s computer information system will, in the view of HKEx-IS, achieve reasonable performance and reliability.

3.6	In the event (i) the connections and/or the system of the Licensee fail to conform with the Transmission Specifications; (ii) the configuration of the system of the Licensee fails to adequately support the required loading as specified by HKEx-IS from time to time; or (iii) the connections and/or the system of the Licensee, in the view of HKEx-IS, fail to achieve reasonable performance and reliability, HKEx-IS shall be entitled to (a) temporarily suspend the transmission of the News at any time or (b) terminate this Agreement pursuant to clause 7.3.

4.	Permitted Use of the News

4.1	The Licensee may use the News for dissemination to Subscribers provided that it pays to HKEx-IS the Licence Fees as set out in Schedule 1 Part B. It may not disseminate the News to any other person except as permitted by clause 4.6 below.

4.2	The Licensee shall use reasonable endeavours to ensure that:-
4.2.1	any equipment or software used to process the News are arranged; and

4.2.2	other suitable procedures are in place
so that no unauthorized person or device can obtain access to the News.

4.3	The Licensee shall ensure and procure that all and any dissemination of the News to any Subscriber shall be on terms that:-
4.3.1	no Subscriber shall, without the prior written approval of HKEx-IS (such approval not to be unreasonably withheld) disseminate the News or any part thereof to any other person;

4.3.2	no Subscriber shall use or permit the use of the News or any part thereof for any illegal purpose;

4.3.3	no Subscriber shall use the News or any part thereof other than in the ordinary course of its own business (which shall not include dissemination to third parties); and

4.3.4	no Subscriber shall use the News or any part thereof to establish, maintain or provide or to assist in establishing, maintaining or providing an Off Market.
HKEx-IS may, in granting any approval pursuant to clause 4.3.1, impose such conditions on the Licensee as it considers appropriate, including but not limited to requiring the Licensee to pay to HKEx-IS such additional fees, calculated on such basis as may be specified by HKEx-IS, restricting the mode of re-dissemination by the Subscriber and requiring the Licensee to ensure that the Subscriber complies with the same restrictions and obligations as are imposed on the Licensee by this Agreement relating to the use and dissemination of the News.

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4.4	The Licensee shall ensure that no Subscriber is using the News or any part thereof contrary to the provisions of this clause 4 and shall promptly supply to HKEx-IS the name and address of any Subscriber whom the Licensee or HKEx-IS suspects is in breach of such provisions.

4.5	If HKEx-IS suspects that a Subscriber is using the News or any part thereof contrary to the provisions of this clause 4, HKEx-IS may serve a written notice on the Licensee specifying the name of such Subscriber and the nature of the suspected misuse and requiring the Licensee to notify that Subscriber in writing that it must forthwith cease such misuse and must provide such proof as HKEx-IS may reasonably require that it has ceased (or never committed) such misuse. The Licensee shall immediately comply with such a notice on receipt. If the Subscriber fails to comply with the Licensee’s notice within such period as HKEx-IS may specify the Licensee shall forthwith at HKEx-IS’ further written direction cease to supply the News to that Subscriber or reduce the supply to a level specified by HKEx-IS.

4.6	The Licensee may not sub-license the right to disseminate the News to any third party unless approved in advance in writing by HKEx-IS. HKEx-IS shall have complete discretion as to the terms on which it agrees such sub-licence. Without prejudice to the foregoing, unless expressly otherwise agreed by HKEx-IS:
(i)	the sub-licence shall impose on the third party all the restrictions and obligations imposed on the Licensee by this Agreement relating to the use and dissemination of the News,

(ii)	the Licensee shall be personally liable hereunder for any breach by such third party of such restrictions or obligations, so that such breach shall be treated as a breach of this Agreement,

(iii)	without prejudice to (i) and (ii), the third party sub-licensee shall render payment in accordance with clause 6 direct to HKEx-IS.
Notwithstanding the foregoing, HKEx-IS may, in respect of any sub-licence granted pursuant to this clause, at any time by notice in writing given to the Licensee either require the Licensee to terminate such sub-licence or impose further conditions in respect of such sub-licence or require that the sub-licensee enter into a direct licence with HKEx-IS.

4.7	The Licensee shall not knowingly use the News or any part thereof to establish, maintain or provide, or assist in establishing, maintaining or providing an Off Market.

4.8	The Licensee shall comply with such directions as HKEx-IS may reasonably require from time to time concerning permitted use of the News, provided that
4.8.1	such directions are given in writing by not less than 3 months notice; and

4.8.2	at any time during the 30 days following service of such notice the Licensee shall be entitled to terminate this Agreement with effect from the date when the direction is to be implemented, by giving written notice to HKEx-IS.
4.9	The Licensee shall, upon receiving HKEx-IS’ written request, inspect and/or (if so requested) procure that HKEx-IS may inspect promptly thereafter the premises and records of any Subscriber specified by HKEx-IS, for the purpose of satisfying HKEx-IS by whatever proofs HKEx-IS may reasonably require that the Subscriber is not using the News contrary to the provisions of this clause 4, provided always that the Licensee shall not be obliged to make and/or procure such inspection (in respect of any one Subscriber) to take place more than once in any Quarter.

5.	Deposit

5.1	The Licensee agrees to pay to HKEx-IS on the signing of this Agreement a deposit in the sum specified in Schedule 1 Part A (“Deposit”).

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5.2	The Deposit shall be retained by HKEx-IS throughout the term of this Agreement to secure the due payment of the Licence Fees and the due observance and performance of the Licensee’s obligations under this Agreement.

5.3	The Deposit shall be subject to increase at any time by HKEx-IS giving to the Licensee 60 days’ written notice and the Licensee shall on or before the date specified in the notice deposit with HKEx-IS such increased amount.

5.4	HKEx-IS shall be entitled to deduct from the Deposit the amount of all outstanding Licence Fees and all costs, expenses, losses and damages which may be sustained by HKEx-IS as a result of any breach, non-performance or non-observance by the Licensee of any terms of this Agreement. The Licensee shall forthwith on demand deposit with HKEx-IS any amount so deducted such that at all times the Licensee shall maintain with HKEx-IS as Deposit the sum specified in clause 5.1 above, as may be increased under clause 5.3 above.

5.5	The Deposit, less any amount deducted under clause 5.4 above, shall be repaid to the Licensee without interest or compensation within 30 days of the termination of this Agreement.

6.	Licence Fees and Payments

6.1	For the currency of the Licence the Licensee shall pay the Licence Fees in advance calculated and payable to HKEx-IS in accordance with the provisions of Schedule 1 Part B hereto.

6.2	HKEx-IS shall have the right to amend the Licence Fees or any element of them at any time upon giving the Licensee not less than three months notice in writing thereof. At any time during the 30 days following service of such notice the Licensee shall be entitled to terminate this Agreement with effect from the date when the amendment is to be implemented, by giving written notice to HKEx-IS. For the avoidance of doubt, HKEx-IS’ right to amend the Licence Fees includes without limitation the right to introduce additional Licence Fees and to modify the basis for calculating any Licence Fees.

6.3	Any Standard Fee (or, where applicable, any additional Standard Fee) paid in advance will be refundable on a monthly pro-rata basis to the Licensee if this Agreement terminates pursuant to clause 2.3, 4.8, 6.2, 7.4 or 12.1 herein provided that the Licensee has fully discharged all of its obligations under this Agreement. Save as expressly stated in this clause 6.3, no part of the Licence Fees will be refundable in any event.

6.4	If the Licensee is late in paying any sums due to HKEx-IS under this Agreement by more than 30 days, interest shall be payable on such sums calculated from the date such sums first become due in respect of each month or part thereof for which they are not paid at a rate of 40% per annum.

7.	Termination

7.1	Either party shall be entitled without stating a reason to terminate this Agreement by giving not less than six complete calendar months prior notice of termination in writing to the other party.

7.2	Either party shall be entitled to terminate this Agreement forthwith by written notice (and thereupon the provision of the News to the Licensee may cease) upon the occurrence of any of the following events:-
7.2.1	in the case of the other party being an individual or a partnership, the death or bankruptcy of the other party or any partner thereof, or a receiving order or judgment or levy being made against any assets of the other party or any partner thereof, or the other party or any partner thereof having entered into any composition with any of his or her creditors or the dissolution of the partnership; or

7.2.2	in the case of the other party being a corporation, the commencement of winding-up of the other party, or a receiver having been appointed over or judgment or levy being made against any

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assets of the other party, or the other party having entered into any scheme, arrangement or composition with any of its creditors.
7.3	HKEx-IS shall be entitled to terminate this Agreement or suspend its performance of all or any obligations under it at any time and without liability for compensation or damages if the Licensee fails to comply in all material respects with any of its express or implied obligations under this Agreement (including payment of License Fees to HKEx-IS).

7.4	The Licensee shall be entitled to terminate this Agreement forthwith by written notice if for any reason News is not supplied to the Licensee for a period in excess of 10 consecutive working days on which the Stock Exchange is open for the business of trading in Securities or, HKEx-IS having committed any irremediable breach of this Agreement or, the Licensee having given written notice to HKEx-IS to remedy any breach or default, HKEx-IS shall have failed to do so within 30 days of such notice.

7.5	Upon termination of this Agreement, HKEx-IS shall have the absolute right to terminate the transmission of the News with immediate effect, and all sums due hereunder from the Licensee shall become payable forthwith to HKEx-IS.

7.6	The Licensee shall immediately inform HKEx-IS by notice in writing upon the occurrence of one or more of the events described in sub-clause 7.2.1 or 7.2.2 above.

8.	Exclusion of Liability and Indemnity

8.1	Nothing in this clause shall restrict or exclude liability of HKEx-IS or the Licensee in respect of death or personal injury resulting from negligence. Further, if the News is not transmitted to the Licensee for a continuous period of not less than 10 consecutive working days on which the Stock Exchange is open for trading in Securities, HKEx-IS shall be liable to compensate the Licensee for loss arising from such non-transmission, but its liability shall be limited to the amount of the Licence Fees payable by the Licensee in respect of that period (reduced pro-rata when the fees are payable in respect of a longer period).

8.2	Subject to the foregoing, none of HKEx-IS, the Exchange or any other member of the HKEx Group shall be liable to the Licensee or any person claiming through the Licensee in respect of consequential, economic or any other loss or damage arising from any act or omission, mistake, delay, interruption, whether wilful, negligent or otherwise, arising from or in connection with (a) the collection, use or transmission of the News by or to the Licensee or (b) the News being inaccurate, incomplete or otherwise misleading or (c) any other services to be provided by HKEx-IS pursuant to this Agreement. Further the Licensee undertakes not to institute or attempt or threaten to institute any proceedings in any jurisdiction in or outside Hong Kong against HKEx-IS, the Exchange or any other member of the HKEx Group for recovery of any of the aforesaid loss suffered by the Licensee or by any other person or otherwise to maintain any claim against HKEx-IS, the Exchange or any other member of the HKEx Group for or in respect of any of the aforesaid loss.

8.3	Subject to clause 8.1, the Licensee will at all times hereafter indemnify and keep HKEx-IS, the Exchange and other members of the HKEx Group effectively indemnified against and in respect of all liabilities, economic or other losses, damages, costs, claims, suits, demands, fees and expenses of whatsoever nature which may be incurred by HKEx-IS, the Exchange or any other member of the HKEx Group towards or in relation to any person or which may be taken, made or claimed against HKEx-IS, the Exchange or any other member of the HKEx Group by any person as a result of or in connection with or arising out of any act, omission, mistake, delay or interruption, on the part of Licensee, HKEx-IS, the Exchange or any other member of the HKEx Group, whether wilful, negligent or otherwise, in relation to this Agreement, including (without prejudice to the generality of the foregoing) acts or omissions in respect of or in connection with or arising out of the collection, use or transmission of the News by or to the Licensee or arising from the News being inaccurate, incomplete or otherwise misleading.

8.4	For the purposes of this clause, HKEx-IS contracts as agent for the Exchange and other members of the HKEx Group, and the Licensee agrees to said exclusion of liability and indemnity in favour of the

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Exchange and other members of the HKEx Group in consideration of the Exchange and HKEx consenting to HKEx-IS entering into this Agreement.

9.	Free Subscription for HKEx-IS

To enable HKEx-IS to monitor the service provided by the Licensee under the Licence, the Licensee shall for the duration of this Agreement and free of charge allow HKEx-IS access to the News by supplying to HKEx-IS all services of the Licensee and any relevant equipment by means of which it transmits the News to its Subscribers as if HKEx-IS were a subscriber thereto.

10.	Notices

10.1	Any notice or other document to be given or served hereunder may be delivered by hand or sent by pre-paid post to the party at its address or fax number as set out in Schedule 1 Part A (or at such other address or fax number as that party shall have notified the other in accordance with this Agreement).

10.2	Any such notice or document shall be deemed to have been served:-
10.2.1	if delivered by hand, at the time of delivery; or

10.2.2	if sent by ordinary pre-paid post, at the expiration of 3 working days after the postage pre-paid envelope containing the same shall have been put into the post;

10.2.3	if sent by facsimile transmission, when dispatched with a transmission report showing that the entire fax was sent to the relevant fax number.
10.3	In proving such service it shall be sufficient to prove that delivery was made or that the envelope containing such notice or document was properly addressed and posted or that the facsimile transmission was properly dispatched as the case may be.

11.	Proprietary Rights

11.1	The Licensee hereby acknowledges that it has no entitlement to any proprietary rights including without limitation rights of copyright in and to the News or the presentation of the News, which rights are owned by the Exchange or by other third parties. As regards rights owned by the Exchange, the Licensee acknowledges that the Exchange has authorized HKEx-IS only to supply the News by way of this Agreement and HKEx-IS warrants that it has obtained such authorization.

11.2	The Licensee may represent that it is supplying the News derived from the Exchange under licence from HKEx-IS but shall not make any other use save as required by clause 2.4 of the Exchange’s or HKEx-IS’ name nor of any logos or other marks used by them. Upon termination of this Agreement, the Licensee shall cease forthwith so to represent itself and shall not make any other commercial use of such marks.

11.3	The Licensee shall at all times treat the News and any information ancillary thereto obtained pursuant to this Agreement as confidential and shall not disclose such News to any third party other than to a Subscriber, irrespective of whether it is in the same format as supplied to the Licensee by the Exchange.

11.4	The Licensee shall forthwith upon suspecting any infringement of such rights as are described in this clause notify HKEx-IS and thereafter provide such assistance as HKEx-IS or the Exchange may reasonably request to protect such rights.

11.5	This clause shall continue to have effect notwithstanding termination of the rest of this Agreement.

12.	Amendments, Waivers and Enforceability

12.1	Without prejudice to clauses 2.3, 3.1, 3.2, 3.5, 4.8, 5.3 and 6.2 herein, HKEx-IS may amend this Agreement at any time on 3 months’ written notice. In the event that the Licensee considers any

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such amendment to be unfavourable, it may terminate this Agreement on the date the amendment comes into effect, provided it gives HKEx-IS notice in writing within one month of the date of the notice of HKEx-IS. If no such notice is given by the Licensee to HKEx-IS, the Licensee shall be deemed to have accepted the amendment made and agreed to be bound by the amendment. The Licensee may amend this Agreement provided that prior written consent of such amendment is obtained from HKEx-IS.

12.2	No waiver or indulgence by any party to this Agreement shall be binding unless in writing and in any event no waiver of one breach of any term or condition of this Agreement shall operate as a continuing waiver unless so expressed nor operate as a waiver of another breach of the same or any other term or condition of this Agreement.

12.3	In the event that any provision in this Agreement is for any reason held to be unenforceable, illegal or otherwise invalid, this shall not affect any other provisions of this Agreement, and the provision in question shall be construed in such reasonable manner as achieves the intention of the parties without being invalid.

13.	Entire Agreement

This Agreement sets out the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, negotiations, representations and proposals, whether written or oral.

14.	Governing Law

14.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong whose courts shall have non-exclusive jurisdiction in relation thereto.

14.2	Licensee hereby irrevocably appoints the person whose name and current address in Hong Kong are set forth in Schedule 1 Part A hereto as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason the agent named above (or its successor) no longer serves as agent of Licensee for this purpose, Licensee shall promptly appoint a successor agent and notify HKEx-IS thereof. Licensee agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Hong Kong whether or not such agent gives notice thereof to Licensee.
IN WITNESS whereof the parties have entered into this Agreement the day and year first above written.

SIGNED by Chan Ping Keung, Director	)
for and on behalf of	)
HKEx INFORMATION SERVICES LIMITED	)
in the presence of :- Cheung Yin Kwan	)

SIGNED by , CEO	)
for and on behalf of	)
)
FORTUNE SOFTWARE (BEIJING) CO., LTD	)
in the presence of :-)

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SCHEDULE 1
PART A
1.	The Licensee

Name	Place of Incorporation
Fortune Software (Beijing) Co., Ltd	Beijing, China

Registered office (or equivalent) in place of incorporation or, if registered under Part XI of the Companies Ordinance, principal place of business in Hong Kong	Address and fax number for notices under clause 9
9/F Tower C,
Corporate Square,
No. 35 Financial Street,
Xicheng District,
Beijing 100140

Attention:
Fax No.: (86) 10 5832 5200
Name and address of process agent in Hong Kong

Daily Growth Securities Ltd
Rm 3705, The Center,
99 Queen’s Road Central

Attention: Mr. Ivis Wong

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2.	HKEx-IS’ Address and Fax Number

12/F., One International Finance Centre 1 Harbour View Street Central Hong Kong Fax Number: (+852) 2877 2960

3.	Commencement Date

13 February 2009

4.	Permitted Purpose

Dissemination of the News by means of the following electronic information services.

Name of Service	Type/Description of Service	Start Date of Service
1. MegaTrend	Internet Service	13 February 2009

2. Grand Reference	Internet Service	13 February 2009

3. Value Engine	Internet Service	13 February 2009

4. JRJ HK Stock	Internet Service	13 February 2009

5. Stockstar HK Stock Channel	Internet Service	13 February 2009

6. DGG HK Stock	Internet Service	13 February 2009

7. Mobile Star	Mobile Phone	13 February 2009

8. Mobile Fortune	Mobile Phone	13 February 2009
5.	Deposit

Nil

6.	Number of Connection(s)

Number of connection(s) supplied with live production data at any one time : N/A

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SCHEDULE 1
PART B
LICENCE FEES
1	Standard Fee

The Licensee shall pay to HKEx-IS for each Quarter a sum of HK$45,000 for receiving the categories of News as stated in the Categories Notice for a set of dual connections with the Exchange’s computer system that are supplied with live production data. An additional Standard Fee of HK$22,500 is payable per Quarter for each additional live connection for receiving the categories of News as stated in the Categories Notice.

2	Port Fee

In addition to the Standard Fee payable pursuant to 1 above, an annual Port Fee shall be payable as part of the Licence Fees in the sum of HK$12,000 per annum per connection port referred to in the Transmission Specifications.

3	Times when Payments are Due
3.1	The Standard Fee for the first Quarter shall become payable on the Commencement Date irrespective of whether the Licensee has begun disseminating the News to Subscribers. Where the Standard Fee (or, where applicable, any additional Standard Fee) becomes payable for the first Quarter other than at the commencement of the relevant Quarter the Standard Fee (or, where applicable, any additional Standard Fee) for the first Quarter will be reduced by one third for each complete month elapsed during that first Quarter; and thereafter each Standard Fee shall be payable on or prior to the commencement of the Quarter to which that Standard Fee relates. Any additional Standard Fee for any additional live connection shall be payable on or prior to the commencement of the Quarter to which that additional Standard Fee relates (or, in respect of the first Quarter during which any additional Standard Fee becomes payable, on or prior to the commencement of the additional live connection).

3.2	The annual Port Fee shall be payable on the first business day of each year or, in the first year to which the Port Fee relates, on or prior to the Commencement Date, subject to a pro rata reduction of one-twelfth of the annual Port Fee for each complete calendar month elapsed during such first year prior to the Commencement Date.